Silver Butte Mining Company
520 Cedar Street
Sandpoint ID 83864

February 28, 2003


Securities and Exchange Commission
Washington, D.C.  20549


Re:  February 12, 2003 SEC Letter for Silver Butte
Mining Company
        Form 14A as amended February 4, 2003
        File No. 1-5790

Dear Sirs and Madams:

This letter and the attached documents are in
response to your comment letter dated February 12,
2003.    We have enclosed both a clean copy as well
as a marked copy of the proxy statement.   We have
also enclosed the requested licensing agreement.
These documents along with this cover letter have been filed on Edgar.

Below we have outlined the responses to your comments:

SEC Comment
We note your reliance on Rules 310 (c) and (d) of Regulation S-B in omitting the financial information of Quantum. In addition, please provide us with an analysis under Item 17 of Form S-4 supporting your conclusion that financial statements are not required. It would appear that since security holders are voting on the transaction, financial statements of the acquiree are required.

Response
We have provided the requested financial statements.
See (b)(7) under Item 14.
Please include all information required by Item 1004
(a) (2) of Regulation M-A.  See
Item 14(7)(b)(4) of Schedule 14A.

SEC Comment
We have added the required information.  See Item 14
(7)(b)(4)(i) through (vii)
Provide the information required by Item 201(d)(2) of Regulation S-B.

Response
See expanded disclosure under Item 10.

SEC Comment
Your description of Quantums plan of operation
should include more detail. You should specifically
address a discussion of how long the Quantum can
satisfy its cash requirements, particularly given the
requirement of a $10,000 minimum royalty payment.
You should include a statement as to whether the
company will be required to raise additional funds
over the next twelve months.   In addition, your
disclosure should set forth, in reasonable detail, Quantums plans for producing and marketing its product. Finally, indicate from whom the license was acquired.

Response
See a more detailed description under Item 14 (c), in particular the Managements Discussion and Analysis.

SEC Comment
Attach the licensing agreement as an exhibit.

Response
We have added the licensing agreement plus its
amendment as an Exhibit.   Both are attached to this
letter.

SEC Comment
Supplementally inform us of the exemption from registration which you are relying upon and explain the legal and factual basis for such reliance.

Response
The Company intends to issue the shares of Silver
Butte to the Quantum shareholders pursuant to a
Section 4(2) exemption from registration under the Securities Act of 1933. The shares will be issued only to eleven individuals. Each of the individuals will have been provided with and had the opportunity review Silver Buttes periodic reports filed under the Securities Exchange Act of 1934.

Each person to whom shares of Silver Butte are to be issued will be required to represent that the Shares are being acquired in good faith solely for his or her own personal account, that the Shares are being acquired for investment purposes only, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof; that he or she has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the Shares or any part thereof, that he or she has no present plans to enter into any such contract, undertaking, agreement, or arrangement; and he or she understands that the legal consequences of the foregoing representations and warranties to mean that he or she must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Act, and, therefore, cannot be sold unless they are subsequently registered under the Act (which Silver Butte is not obligated to do) or an exemption from such registration is available, of which there can be no assurance.

	Each Quantum shareholder will be required to consent to the placement of a legend on the Silver Butte certificates in form substantially as follows:

THESE SHARES HAVE NOT BEEN REGISTERED FOR PUBLIC SALE
WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY
OTHER STATE SECURITIES LAWS. THE SALE, PLEDGE OR
OTHER DISPOSITION OF THE INTERESTS IS PROHIBITED
UNLESS WE RECEIVE AN OPINION OF COUNSEL SATISFACTORY
TO US AND OUR COUNSEL THAT SUCH SALE OR OTHER
DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER SUCH
ACTS.

We believe that our responses answer your comments
and questions.   If further information is needed,
please do not hesitate to contact us.   Please direct
further inquiries to Delaine Gruber at 208-664-3544.

Sincerely,

SILVER BUTTE MINING COMPANY

/s/ Terry McConnaughey

Terry McConnaughey, President

Attachments